Exhibit 10.2
AMENDMENT ONE
TO
CONAGRA FOODS, INC.
NONQUALIFIED PENSION PLAN
          This Amendment One to the ConAgra Foods, Inc. Nonqualified Pension Plan (the “Plan”) is adopted by ConAgra Foods, Inc. on the date this Amendment is adopted by the Committee (the “Adoption Date”).
RECITALS
          1. Initial capitalized terms that are not otherwise defined herein shall have the meaning ascribed to such terms in the Plan.
          2. The Company desires to clarify the death benefit provisions of the Plan in certain respects and to amend such provisions in other respects, and to add a “severability” clause to the Plan.
          3. The Plan Administrator has interpreted Section 9.04 of the Plan as permitting this Amendment to apply retroactively to the Beneficiaries of any Participant.
AMENDMENT
          1. A new Section 1.11A is added to read as follows:
          1.11A “Earliest Distribution Date” shall have the meaning ascribed to such term in Section 4.02(a)(i).
          2. A new Section 1.27A is added to read as follows:
          1.27A “Spousal Payment Commencement Date” shall have the meaning ascribed to such term in Section 4.02(a)(i).
          3. Section 4.02(a) of the Plan is hereby amended to read in its entirety as follows, effective as of January 1, 2009.
          (a) Death
(i)	Death before Earliest Distribution Date: If the Participant dies before the earliest date on which distribution would have been due to be made or commence if the Participant had not died and had experienced a Separation from Service on the earlier of the date of death or the date of any Separation from Service prior to death (the “Earliest Distribution Date”), then the amount payable depends on whether or not the Participant was married on the date of death. If the Participant was not married, no benefits are due under this Plan. If the Participant was married, then a benefit will be paid as follows: (x) if the Participant was to receive a lump sum if he had survived, then a lump sum will be paid to the surviving spouse equal to the present value of the annuity (calculated in accordance with Section 4.01(d)) that would have been paid to the spouse under a 50% joint and survivor annuity if the participant had died immediately after attaining age 65, and if age 65 were the annuity starting date; (y) if the Participant was to receive the Default Payment Form or one of the forms of payment permitted under Section 4.01(a) (other than a lump sum) if he had survived, then the spouse shall receive the benefit described in the preceding clause (x) over the period that the Participant would have received payment if he had survived (and such payment shall be adjusted in accordance with Section 4.01(d) to reflect the period of payment); or (z) if the Participant was to receive a form of payment under Section 4.01(b) (i.e., an annuity form), the benefit described in clause

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(x) will be paid to the spouse as an annuity for her life (calculated in accordance with Section 4.01(d)). Any benefit to be paid to a spouse under this Section 4.02(a)(i) shall be paid or commence on the Earliest Distribution Date. If the surviving spouse dies before the Earliest Distribution Date, no benefit will be due under this Plan. If the surviving spouse dies on or after the Earliest Distribution Date, any payments that would have been paid under clauses (x) or (y) if the spouse had survived will be paid to such spouse’s estate, and no benefits will be due from the Plan after the spouse’s death if clause (z) is applicable.

(ii)	Death on or after Earliest Distribution Date: If the Participant dies on or after the Earliest Distribution Date, then payments shall continue in accordance with the form of payment to be received by the Participant. If the applicable form of payment is the Default Payment Form, a form of payment under Section 4.01(a) or a single life annuity with ten year certain, then any remaining amount due shall be paid to the Participant’s surviving properly designated Beneficiary, and if there is no surviving properly designated Beneficiary then to the surviving spouse, and if there is neither a surviving spouse nor a surviving properly designated Beneficiary, then to the Participant’s estate. If the applicable form of payment was a joint and survivor annuity under Section 4.01(b), the survivor portion will be paid to the designated survivor for his or her life. If the applicable form of payment was a single life annuity under Section 4.01(b) without a term certain, then no benefit will be paid under the Plan after the Participant’s death.
2. A new section 9.14 is added to read as follows:
          9.14 Severability Whenever possible, each provision or portion of any provision of this Plan shall be interpreted in such manner as to be effective and valid under applicable law. However, if any provision or portion of any provision of this Plan is held to be invalid, illegal or unenforceable in any respect with respect to all individuals (an “Unenforceable Provision”) or with respect to only certain individuals (a “Partially Unenforceable Provision”) under any applicable Plan provision, or law or rule in any jurisdiction, then: (i)such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction; (ii) each Partially Unenforceable Provision shall be enforceable with respect to any individual with respect to whom such provision is found to be enforceable; (iii) the Plan shall be reformed, construed and enforced in such jurisdiction as if each Unenforceable Provision had never been contained in the Plan; and (iv) the Plan shall be reformed, construed and enforced as if each Partially Unenforceable Provision had never applied with respect to each individual with respect to whom it could not be enforced.
          This Amendment was approved by the HR Committee at its meeting held on December 3, 2009.

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